Exhibit 2.4
ASSET PURCHASE AGREEMENT
     This Asset Purchase Agreement (“Agreement”) is made and entered into as of March 20, 2006, by and among The O’Gara Group, Inc., an Ohio corporation (“TOG”), O’Gara Virginia, Inc., an Ohio corporation (“Buyer”), and VIR Rally, LLC, a Virginia limited liability company (“Seller”).
     WHEREAS, Seller owns and operates Virginia Safety and Security Institute (“SSI”);
     WHEREAS, Buyer desires to purchase and Seller desires to sell certain assets and properties associated with the SSI Business (as hereinafter defined), as more fully described herein; and
     WHEREAS, Buyer is a wholly owned subsidiary of TOG;
     NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
ARTICLE I
DEFINITIONS
     For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:
     “Closing Date”—the date and time as of which the Closing actually takes place.
     “Closing Documents” — all documents to be delivered by the parties to each other on or prior to the Closing Date pursuant to this Agreement and the transactions contemplated hereby.
     “Code”—the Internal Revenue Code of 1986 or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.
     “Contract”—any agreement, contract, obligation, promise, or undertaking (whether written or oral) that is legally binding and is related to the SSI Business.
     “Copyright” — any copyright, whether under statute or common law, in an original work in any tangible medium of expression related to the SSI Business.
     “Disclosure Schedule”—the disclosures delivered concurrently with the execution and delivery of this Agreement.
     “EBITDA of the SSI Business” — the earnings before interest, taxes, depreciation and amortization of the Post Closing SSI Business. In calculating the EBITDA of the Post Closing SSI Business, TOG corporate overhead in the amount of $175,000 per year (which amount shall be increased 5% per each calendar year beginning in 2008) shall be allocated to the Post Closing SSI Business. Rental revenue derived by Buyer for any of the Facilities for which no training is performed by any TOG employee shall be included in the EBITDA of the SSI Business.

Provided, however, income and expenses from Excluded Customers or from Other Facilities, both as defined herein shall not be included in the EBITDA of the SSI Business.
     “Encumbrance”—any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.
     “Environment”—soil, land surface or subsurface strata, surface waters, groundwaters, drinking water supply, stream sediments, ambient air, plant and animal life, and any other environmental medium or natural resource.
     “Environmental, Health, and Safety Liabilities”—any cost, damages, expense, liability, obligation, or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law and consisting of or relating to: (a) any environmental, health, or safety matters or conditions (including on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products); (b) fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law; (c) financial responsibility under Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions required by applicable Environmental Law or Occupational Safety and Health Law and for any natural resource damages; or (d) any other compliance, corrective, investigative, or remedial measures required under Environmental Law or Occupational Safety and Health Law. The terms “removal,” “remedial,” and “response action,” include the types of activities covered by the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., as amended (“CERCLA”).
     “Environmental Law”—any legal requirement that requires or relates to: (a) advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities that could have significant impact on the Environment; (b) preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment; (c) reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated; (d) assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of; (e) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances; (f) cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such clean up or prevention; or (g) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.
     “ERISA”—the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

     “Excluded Customers” — customers or potential customers of or for the Post Closing SSI Business who have notified TOG or Buyer that they no longer desire to utilize the Facilities because (i) the usage fees have become uncompetitive or too expensive based on the rate of comparable facilities and Seller and Buyer have been unable to reach reasonable accommodation on updated usage fees for such customer or potential customer; (ii) the improvements at the Facilities do not meet the needs of the customer or potential customer, do not comply with the specifications of the customer or potential customer or do not contain improvements required by the customer or potential customer, which needs or requirements are required by such customer or potential customer for its use of other similar facilities and Seller has not made, caused to be made or is not reasonably in the process of making the improvements to the Facilities to satisfy the needs or requirements of such customer or potential customers within thirty (30) days after being requested in writing to do so by Buyer; (iii) the Buyer is unable to schedule the customers or potential customers at the Facilities because others are previously scheduled to use the Facilities at the time desired by the customer or potential customer and the Facilities are being used at least sixteen (16) business days in the month that such customer or potential customer desires to use the Facilities; (iv) the use by non-military or non-governmental personnel of the Facilities through Persons other than Buyer causes the Facilities to become undesirable for the customer or potential customer and such Person after written notice from Buyer has elected to continue to allow such non-military or non-governmental personnel to use the Facilities. It is the intention of Seller and Buyer to work together in good faith in order to minimize the number of Excluded Customers.
     “Facilities”—any real property, leaseholds, or other interests currently owned or operated by Seller and any buildings, plants, structures, or equipment currently owned or operated by Seller or any affiliate thereof relating to the SSI Business all as set forth on Exhibit 1, attached hereto and incorporated herein.
     “GAAP”—United States generally accepted accounting principles.
     “Hazardous Activity”—the distribution, generation, handling, manufacturing, processing, production, release, storage, transportation, treatment, or use of Hazardous Materials in, on, under, about, or from the Facilities or any part thereof into the Environment, and any other act, business or operation that increases the danger or poses an unreasonable risk of harm to persons or property on or off the Facilities, or that may affect the value of the Facilities or Seller, other than the acts of driving, racing and shooting.
     “Hazardous Materials”—any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law.
     “Intellectual Property Assets” — all Marks, Patents, Copyrights and Trade Secrets owned, used or licensed as licensee or licensor as used in the SSI Business.
     “IRS”—the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

     “Knowledge of Seller” — the knowledge after reasonable inquiry of Seller and the owners and management employees of Seller, including without limitation Connie Lee Greene Nyholm and Harvey Charles Siegel.
     “Market Value”—prior to TOG having a registration statement declared effective by the Securities and Exchange Commission for the sale of its common stock with its shares listed on the New York Stock Exchange, the American Stock Exchange or the NASDAQ National Market (“IPO”), the price per share of TOG Stock established by an equity investment by third parties into TOG as of a date the closest to the Closing Date or the Payment Date (as hereinafter defined), or if requested by either Buyer or Seller, by a mutually acceptable business appraiser (whose fee shall be split, with one-half (1/2) of such fee being paid by each of Buyer and Seller); and subsequent to an IPO, the average closing price per share of the TOG Stock on the NYSE, AMEX or NASDAQ National Market as listed in the Wall Street Journal during the five (5) business days ending on the business day which is four business days prior to the Payment Date.
     “Marks” — all fictional business names, trading names, registered and unregistered trademarks, service marks, and applications related to the SSI Business.
     “Occupational Safety and Health Law”—any legal requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.
     “Other Facilities” — facilities acquired post Closing by TOG or its subsidiaries within the Buyer Territory (as hereinafter defined) that provide at the time of the acquisition drivers’ training for security and law enforcement purposes, including for the purposes of evading terrorist and criminal threats and/or tactical firearms training.
     “Organizational Documents”—(a) the articles or certificate of incorporation and the bylaws or code of regulations of a corporation; (b) the articles of organization and operating agreement of a limited liability company; (c) the partnership agreement and any statement of partnership of a general partnership; (d) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (e) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (f) any amendment to any of the foregoing.
     “Patents” — all patents, patent applications, including provisional applications, and inventions and discoveries that may be patentable.
     “Person”—any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or governmental body.
     “Post Closing SSI Business” —drivers’ training for security and law enforcement purposes, including for the purposes of evading terrorist and criminal threats (both on road and off road) and tactical firearms training conducted at the Facilities after the Closing Date by former SSI Employees or individuals employed to market or conduct such training after the Closing Date by Buyer.
     “Securities Act”—the Securities Act of 1933 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.
     “Shareholders Agreement” — the Amended and Restated Shareholders Agreement, dated as of December 16, 2005, by and among all of the shareholders of TOG.
     “SSI Business” — drivers’ training for security and law enforcement purposes, including for the purposes of evading terrorist and criminal threats (both on road and off road) and tactical firearms training.
     “SSI Employees” — all employees of Seller who perform any services in connection with the SSI Business other than Connie Lee Greene Nyholm and Harvey Charles Siegel.
     “TOG Stock” — prior to an IPO, Series G preferred shares of TOG or its equivalent and subsequent to an IPO, the common shares of TOG.
     “Trade Secrets” — all know-how, trade secrets, confidential information, customer lists, software, technical information, data, plans, drawings, and blue prints.
ARTICLE II
SALE OF ASSETS; CLOSING
2.1	SALE OF CERTAIN ASSETS AND PROPERTIES ASSOCIATED WITH THE SSI BUSINESS
     (a) Subject to the terms and conditions contained in this Agreement, Seller, by its execution of this Agreement, hereby sells, transfers and delivers, or causes to be sold, transferred or delivered, to Buyer, its successors and assigns, all of Seller’s right, title and interest in and to the assets and personal properties (except those assets described in Section 2.1(d) of this Agreement) used in the SSI Business, tangible or intangible, wherever situated and (as to those assets which are presently being used by Seller) whether or not carried on the books and records of Seller as listed on Exhibit 2.1(a), attached hereto and incorporated herein, as well as the following:
     (i) all of the business books, personnel records, any other files and records (whether in written form or stored electronically or electromagnetically or in any other form), orders, customer lists, promotional materials, customer prepaid advertising and any other prepaid items and imprinted material, office supplies, and other personal property related to the SSI Business as of the Closing including, without limitation, those assets listed on Exhibit 2.1(a)(i) attached hereto and made a part hereon;
     (ii) all Intellectual Property Assets and intangible assets including, but not limited to, privileges, permits, licenses, certificates, commitments, goodwill, training material and training methodologies, which are used or useable in the operation of the SSI Business; and

     (iii) all of Seller’s right, title and interest under the executory contracts listed on Exhibit 2.1(a)(iii) attached hereto and made a part hereof, provided that Buyer assumes all performance obligations under such executory contracts which accrue on or after the Closing (hereinafter referred to collectively as the “Executory Contracts”).
     (b) This Agreement shall constitute the “Bill of Sale,” and by its execution and delivery of this Agreement Buyer acknowledges receipt by Buyer of all assets transferred pursuant to this Agreement. Possession of the assets so purchased is delivered concurrently with the execution and delivery of this Agreement.
     (c) Upon TOG’s request, Seller shall take all actions necessary including, without limitation, the completion and execution of appropriate forms and certificates, to transfer ownership of any operation, or portion thereof, of the SSI Business to Buyer, to transfer ownership of any required business permits or licenses relating to the SSI Business or otherwise to give effect to the transactions contemplated by this Agreement.
     (d) Notwithstanding Section 2.1(a) of this Agreement, the following assets are expressly excluded from the assets sold, transferred or delivered pursuant to this Agreement and shall be retained by Seller:
     (i) those assets leased by Seller to Buyer pursuant to the terms of the Operating Agreement/Lease (as hereinafter defined);
     (ii) the limited liability company records of Seller to the extent such records relate to Seller as a limited liability company and not particularly to the operation of the SSI Business, including, without limitation, Seller’s Articles of Incorporation or Certificate of Organization, Operating Agreement, members records, minute books and other limited liability company and tax records;
     (ii) any insurance policy or policies maintained by Seller covering any assets retained by Seller following the Closing whether or not such policies also cover a portion of the SSI Business as well;
     (iii) Seller’s accounts receivable;
     (iv) any of the assets or business of Dynamic Labyrinth (collectively, the “Excluded Assets”)
2.2	PURCHASE PRICE
     (a) The purchase price (“Purchase Price”) for the assets transferred to Buyer from Seller pursuant to this Agreement will be Three Million Dollars $3,000,000, payable as set forth in Section 2.5(b) below, plus the Earn Out Payments calculated and paid in accordance with Section 2.2 (b) below. The parties to this Agreement hereby agree to allocate the Purchase Price among the assets purchased hereunder by mutual agreement of the parties in good faith made in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended, and the regulations thereunder. The parties will each complete and file Form 8594, Asset Acquisition

Statement under Section 1060 (the “Form”), in a manner that is consistent with the foregoing allocation, and cooperate in providing information necessary to complete the Form. If the Purchase Price is adjusted subsequent to the filing of the Form, the adjustment will be allocated in the manner required by Temporary Treasury Regulations section 1.1060-IT(f)(3). Following any such adjustment, the parties will file a supplemental statement to the Form in accordance with the instructions thereto. In addition, (i) all federal, state and local tax returns, including any schedules or exhibits thereto, will reflect, and in all respects be consistent with, the agreed upon allocation and (ii) no party will take any action or maintain any position inconsistent with such agreed allocation.
     (b) Subject to the terms and conditions of this Agreement, Buyer shall make to Seller four additional annual earn-out payments comprised of a combination of cash and TOG Stock the total value of which shall be equal to fifty percent (50%) of the EBITDA of the SSI Business for each of the four calendar years beginning with January 1, 2007 (the “Earn-Out Payments”). Each annual Earn-Out Payment shall be allocated between TOG Stock and cash as determined by Seller by written notice to Buyer no later than December 31 of the year for which such payment relates; provided, however, that Seller shall allocate at least thirty percent (30%) of each Earn-Out Payment to TOG Stock. In the event that Seller has not provided to Buyer written notice of such allocation for an Earn-Out Payment by December 31 of the related year, the allocation shall automatically be thirty percent (30%) to TOG Stock and seventy percent (70%) cash. Each annual Earn-Out Payment shall be paid within one hundred twenty (120) days following the end of the calendar year to which it relates (the “Payment Date”). The number of shares of TOG Stock issued on each Payment Date shall be determined by dividing (i) the dollar value of the Earn-Out Payment allocated to TOG Stock pursuant to this Section 2.2(b) by (ii) the Market Value of TOG Stock per share as of December 31 of the calendar year to which the Earn-Out Payment relates. On each Payment Date, Buyer shall deliver to Seller a statement setting forth in reasonable detail the EBITDA of the SSI Business for such period, the related Earn-Out Payment and the information utilized to calculate the Market Value of the TOG Stock fifteen days prior to each Payment Date. Notwithstanding the foregoing, subsequent to an IPO, Seller may elect to be paid the remaining Earn-Out Payments up to one hundred percent (100%) in cash.
     (c) For sixty days (60) days following each Earn-Out Payment reasonable access, subject to customary confidentially restrictions, to the financial books and records of Buyer shall be given to Seller and an independent accounting firm during normal business hours for the purpose of conducting an independent audit of the Earn-Out Payment, the results of which audit shall be final and binding on the parties. If the audit results in total additional payments to Seller in excess of fifty thousand dollars ($50,000) (the “Minimum Earn-Out Discrepancy”), then Buyer shall be liable for the fees and expenses of the auditor. If the audit results in no payments to Seller or payments below the Minimum Earn-Out Discrepancy, then Seller shall be liable for the auditor’s fees and expenses. Buyer shall make any additional payments to the Seller within twenty (20) days after the completion of the audit. The auditor shall be a regional or national accounting firm mutually acceptable to Buyer and Seller and shall be engaged jointly by Seller and Buyer.
2.3.	NO ASSUMPTION OF LIABILITIES EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT.

     (a) Other than those liabilities set forth on Exhibit 2.3 of this Agreement (“Assumed Liabilities”), which Buyer agrees to assume, Buyer assumes no liabilities of Seller whatsoever under this Agreement or the transactions contemplated hereby, whether known or unknown, contingent or otherwise. Other than Assumed Liabilities, Seller agrees to pay all of Seller’s debts, obligations and liabilities whether related to the transferred assets and properties, the operation of the SSI Business, or otherwise, including, without limitation:
     (i) The fees and expenses of Seller’s attorneys and accountants relating to the preparation and execution of this Agreement and the purchase and sale described in this Agreement;
     (ii) all debts, liabilities or obligations for state or local taxes, or for any business or license fees or other charges levied, assessed or imposed on Seller, or any of Seller’s assets and properties for all time prior to the Closing, including, without limitation, Seller’s income tax, sales tax, personal property and county taxes;
     (iii) all debts, liabilities or obligations relating to Seller’s federal, state or local payroll and employment related taxes, premiums or funds, for all periods of time prior to the Closing, including, without limitation, income tax withholding, social security taxes, workers’ compensation and unemployment insurance;
     (iv) all debts, liabilities or obligations to suppliers, vendors, affiliates, employees, lessors or licensers of the SSI Business incurred or accrued for all periods of time prior to the Closing; and
     (v) all debts, liabilities or obligations relating to or arising out of the Excluded Assets.
2.4	CLOSING
     The purchase and sale (the “Closing”) provided for in this Agreement will take place at the offices of Taft, Stettinius & Hollister LLP, 1800 US Bank Center, Cincinnati, OH at 10:00 a.m. on April 3, 2006 (“Closing Date”), or at such other time and place as the parties may agree.
2.5	CLOSING OBLIGATIONS
     At the Closing:
     (a) Seller will deliver to Buyer:
     (i) the Operating Agreement/Lease in the form of Exhibit 2.5 (a)(i) (“Operating Agreement/Lease”);
     (ii) an assignment of the Intellectual Property Assets in a form reasonably satisfactory to Buyer;
     (iii) a joinder agreement to the Shareholders Agreement;

     (iv) all consents required by any of the Executory Contract to which Seller is a party;
     (v) such certificates of Seller and the officers of Seller as TOG or its counsel may reasonably require;
     (vi) the release of Community National Bank of the SSI Building and the Transferred Assets;
     (vii) the release of GMAC, NMAC and MIC from the liens each such entity has on the vehicles to be transferred under this Agreement;
     (viii) an executed copy of the Trademark Assignment Agreement executed by Blue Chip Racing, LLC; and
     (ix) a side letter from VIR Operations, LLC for the use of the FCC and Radio Licenses as described on Schedule 3.13(b)(3).
     (b) Buyer will deliver to Seller:
          (i) Twenty Five Thousand Two Hundred Forty Two (25,242) shares of TOG Stock;
          (ii) Forty Eight and 88/100 Dollars ($48.88) by check payable to the order of Seller;
          (iii) such certificates of TOG, Buyer and the officers of both as Seller or its counsel may reasonably require; and
          (iv) the Operating Agreement/Lease.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER AND VIR
     Seller represents and warrants to Buyer and TOG as follows:
3.1	ORGANIZATION
     (a) Seller is a duly organized and validly existing limited liability company, in good standing under the laws of its jurisdiction of formation, with full limited liability company power and authority to conduct its business as it is now being conducted and to own or use the properties and assets that it purports to own or use.
     (b) Seller has delivered to Buyer true, complete and correct copies of the Organizational Documents of Seller as currently in effect.

     (c) The execution, delivery and performance of this Agreement has been duly and validly authorized by the members and managers of Seller.
3.2	BUSINESS
     Except as expressly set forth in Section 3.2 of the Disclosure Schedule:
     (a) Seller owns and operates the SSI Business. Seller has not entered into any other Contract or agreement to sell, transfer or mortgage the assets of the SSI Business to be transferred pursuant to this Agreement.
     (b) Seller has good and marketable title to the assets, inventory, fixtures, furniture, equipment, improvements and other personal property transferred pursuant to this Agreement (the “Transferred Assets”) and such assets and other personal property are free and clear of all liabilities, or obligations, mortgages, liens, pledges, security interests and other Encumbrances whatsoever. There is no asset which is material to the operation of the SSI Business which is not included in the assets transferred hereby or leased to Buyer in accordance with the terms of the Lease/Operating Agreement.
3.3	AUTHORITY; NO CONFLICT
     (a) This Agreement constitutes the legal, valid, and binding obligation of Seller, enforceable against Seller in accordance with its terms. Seller has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and Seller’s Closing Documents and to perform its obligations under this Agreement and Seller’s Closing Documents.
     (b) Except as set forth in Section 3.3 of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation or performance of any of the transactions contemplated hereby will, directly or indirectly (with or without notice or lapse of time):
          (i) contravene, conflict with, or result in a violation or breach of (A) any provision of the Organizational Documents of Seller, (B) any resolution adopted by the members or managers of Seller, (C) any legal requirement or any order to which Seller or any of its assets may be subject, (D) any governmental authorization that is held by Seller or that otherwise relates to the SSI Business of, or any of the assets owned or used by, Seller, or (E) any Contract to which Seller is a party or by which Seller or its assets are bound or affected; or
          (ii) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used in connection with the SSI Business.
     (c) No license, franchise, permit or other similar authorization held by Seller relating to the SSI Business will be terminated or impaired as a result of the transactions contemplated by this Agreement.
     (d) Except as set forth in Section 3.3 of the Disclosure Schedule, Seller does not or will not be required to give any notice to or obtain any consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated hereby.

3.4	CAPITALIZATION
     Schedule 3.4 sets forth all of the members of Seller and their corresponding membership interests as of the date hereof.
3.5	FINANCIAL STATEMENTS
     (a) For purposes of this Agreement: “Seller Financial Statements” shall mean the unaudited balance sheet and/or year-end financial statements of Seller solely relating to the SSI Business dated as of December 31, 2005, and the related statements of income, members’ equity and cash flows for the year then ended, and the unaudited balance sheet of Seller solely relating to the SSI Business dated as of January 31, 2006, and the income statement for the one (1) month ended that date. From the date of execution of this Agreement until closing, Seller will provide reasonable access to Buyer of all financial records relating to the SSI Business. The Seller Financial Statements, to the extent that they exist and to the best of Seller’s knowledge (i) have been prepared on a basis consistent with past practice, (ii) fully reflect in all material respects all liabilities and contingent liabilities of Seller relating to the SSI Business required to be reflected therein on such basis as at the date thereof, and (iii) fairly present in all material respects the financial position of Seller relating to the SSI Business as of the respective dates of the balance sheets included in the Seller Financial Statements and the results of its operations for the respective periods indicated, except that the balance sheet and income statement as of and for the period ended January 31, 2006, omit footnotes and year-end adjustments in the ordinary course of business.
3.6	BOOKS AND RECORDS
     Except as disclosed in Section 3.6 of the Disclosure Schedule, the books of account and other records of Seller related to the SSI Business, all of which have been made available to TOG, are complete and correct in all material respects. Except as disclosed in Section 3.6 of the Disclosure Schedule, the minute books of Seller contain in all material respects accurate and complete records of all meetings held of, and limited liability company action taken by, the members and the managers of Seller.
3.7	TITLE TO PROPERTIES; ENCUMBRANCES
     Section 3.7 of the Disclosure Schedule contains a complete and accurate list of all real property, leaseholds, or other interests in real property therein owned by Seller related to the SSI Business showing and differentiating in each case those items that are being transferred pursuant to this Agreement and those items that are being leased pursuant to the Operating Agreement/Lease. Seller has delivered or made available to TOG true, complete and correct copies of the deeds and other instruments by which Seller acquired such real property and interests, and copies of all title insurance policies, environmental audits, and surveys in the possession of Seller and relating to such real property or interests. Section 3.7 of the Disclosure Schedule also contains a complete and accurate list of the fixed assets used in the SSI Business and carried on its books for tax purposes. Except as set forth on Section 3.7 of the Disclosure Schedule, Seller owns all the properties and assets used in connection with the SSI Business. Except as set forth on Schedule 3.7 of the Disclosure Schedule, all properties and assets reflected in the Seller Financial Statements and transferred to Buyer pursuant to this Agreement are free and clear of all Encumbrances.
3.8	CONDITION AND SUFFICIENCY OF ASSETS
     To the Knowledge of Seller, the buildings, vehicles, and equipment owned or leased by Seller used in connection with the SSI Business are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, vehicles or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. Except as set forth on Section 3.8 of the Disclosure Schedule, none of the buildings, vehicles and equipment not transferred to Buyer in accordance with this Agreement or leased to Buyer in accordance with the Operating Agreement/Lease is necessary to the continued and future conduct of the SSI Business as currently conducted.
3.9	RESERVED

3.10	TAXES
     Seller has properly and timely filed all federal, state and local tax returns and have paid all taxes, assessments and penalties due and payable. All such tax returns were correct in all material respects as filed, and no claims have been assessed with respect to such returns. To the Knowledge of Seller, there are no present disputes as to taxes of any nature payable by Seller, nor any tax liens whether existing or inchoate on any of the assets of Seller, except for current year taxes not presently due and payable. The federal income tax returns of Seller have never been audited. No IRS or foreign, state, county or local tax audit is currently in progress. Seller has not waived the expiration of the statute of limitations with respect to any tax returns.
3.11	NO MATERIAL ADVERSE CHANGE
     Since December 31, 2005, there has not been any material adverse change in the business, operations, properties, assets, or financial condition of Seller or the SSI Business, and no event has occurred or circumstance exists that may result in such a material adverse change.
3.12	EMPLOYEE BENEFITS
     (a) Except as set forth in Section 3.12 of the Disclosure Schedule, neither Seller, nor any corporation or business which is now or at the relevant time was a member of a controlled group of companies or trades or businesses within the meaning of Section 414 of the Code (“Related Company”), maintains, contributes to or has any liability under, or at any time maintained, contributed to or had any liability under, nor do the SSI Employees receive or expect to receive as a condition of employment (i) any non-qualified deferred compensation or retirement plans or arrangements; (ii) any defined contribution retirement plans or arrangements; (iii) any qualified defined benefit pension plan; (iv) any other plan, program, agreement or arrangement under which former SSI Employees or their beneficiaries are entitled, or current SSI Employees will be entitled following termination of employment, to medical, health or life insurance or other benefits other than pursuant to benefit continuation rights granted by state or federal law; or (v) any other employee benefit, health, welfare, medical, disability, life insurance, severance pay, stock, stock purchase or stock option plan, program, agreement, arrangement or policy. All such plans shall be referred to collectively as “Plans,” and any such plans which are employee pension benefit plans within the meaning of Section 3(2) of ERISA shall be referred to as “Pension Plans” and any such plans which are employee welfare benefit plans within the meaning of Section 3(1) of ERISA shall be referred to as “Welfare Plans.”
     (b) Seller has furnished to TOG true, complete and correct copies of (i) the Plan documents and any related trusts or funding vehicles, policies or contracts and the related summary plan descriptions with respect to each Plan; (ii) the most recent IRS determination letter; (iii) the latest financial statements and annual reports for each of the Plans and related trusts as of the end of the most recent Plan Year with respect to which the filing date for such information has passed; and (iv) copies of all limited liability company resolutions or other documents pertaining to the adoption of the Plans or any amendments thereto or to the appointment of any fiduciaries thereunder and copies of any investment management agreement thereunder and of any fiduciary insurance policies, surety bonds, rules, regulations or policies, of the trustees or of any committee thereunder.
     (c) To the Knowledge of Seller, each Plan complies in all material respects with ERISA, the Code, and all other applicable laws and administrative or government rules or regulations. All required reports, notices and descriptions with respect to the Plans have been appropriately filed or distributed (including without limitation IRS Form 5500 Annual Reports, summary plan descriptions, summary annual reports and any notice of Plan amendment which is required prior to the effectiveness of such amendments) and all required surety bonds have been properly purchased and maintained. The cost of administering the Plans, including fees for the trustees and other service providers which are customarily paid by Seller, have been paid prior to the date hereof. No plan is maintained in connection with any trust described in Section 501(c)(9) of the Code. There are no actions, suits or claims pending or to the Knowledge of Seller, threatened (other than routine claims for benefits) with respect to any Plan. No prohibited transactions described in Section 406 of ERISA or Section 4975 of the Code have occurred. Each Plan has been operated in compliance with its terms. Seller has complied with the health care continuation requirements of part 6 of Title I of ERISA.
     (d) All Plans that are intended to be qualified under section 401(a) of the Code have received a favorable determination letter as to such qualification from the IRS, and no event has occurred, either by reason of any action or failure to act, which would cause the loss of any such qualification. There is no reason why any Plan is not so qualified in operation.
     (e) With respect to all Pension Plans of Seller and any qualified employee pension benefit plan of a Related Company (“Related Company Pension Plan”), all required contributions for all Plan Years ending prior to the date hereof have been made. Contributions with respect to all current Plan Years have been made or accrued prior to the date hereof by Seller in accordance with the terms of the plan and past practice, with respect to each Pension Plan which is a qualified defined contribution plan. With respect to all other Plans, all required or recommended (in accordance with plan terms and past practice) payments, premiums, contributions, reimbursements or accruals for all periods ending prior to or as of the date hereof have been made or properly accrued on the financial statements. All of the Welfare Plans are fully insured. None of the Plans is a “top-heavy” plan, as defined in section 416 of the Code. There have been no changes in the operation or interpretation of any of the Plans since the most recent annual report which would have any material effect on the cost of operating or maintaining such Plans.
     (f) No SSI Employee currently participates in any “multi-employer plan” (as defined in Section 3(37) or 4001(a)(2) of ERISA or Section 414(f) of the Code) on account of such employee’s employment with Seller, and no person may reasonably expect to participate in such a plan on account of such person’s employment with Seller, nor does Seller or any Related Company have any obligation to contribute to or liability, potential liability or contingent liability (including without limitation liability for past-due contributions) with respect to any multi-employer plan on behalf of any current or former employee. Neither Seller nor any Related Company has incurred any current or potential withdrawal liability under Section 4201 of ERISA (without regard to subsequent reduction or waiver of such liability under Sections 4207 or 4208 thereof), as a result of a complete or partial withdrawal (or potential partial withdrawal) from any multi-employer plan.
3.13	COMPLIANCE WITH LAWS; GOVERNMENTAL AUTHORIZATIONS
     (a) Except as set forth in Section 3.13 of the Disclosure Schedule, Seller is in material compliance with all laws, regulations, orders, ordinances, judgments and decrees affecting the business or operations of Seller, including, without limitation, federal, state and local: (i) Environmental Laws; (ii) Occupational Safety and Health Laws; and (iii) securities laws, rules and regulations. Seller has not been charged with violating, nor to the Knowledge of Seller, threatened with a charge of violating, nor, to the Knowledge of Seller, is Seller under investigation with respect to a possible violation of, any provision of any federal, state or local law, order or administrative ruling or regulation relating to any of its assets or properties or any aspect of the SSI Business.
     (b) Section 3.13 of the Disclosure Schedule contains a complete and accurate list of each governmental authorization, license or permit that is held by Seller or that otherwise relates to the SSI Business of, or to any of the assets owned or used in the SSI Business by, Seller. Each governmental authorization listed or required to be listed in Section 3.13 of the Disclosure Schedule is valid and in full force and effect.
     (c) The execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated by this Agreement by Seller require no action by or in respect of, or filing with, any governmental body, agency or official.
3.14	LEGAL PROCEEDINGS
     (a) Except as set forth in Section 3.14 of the Disclosure Schedule, to the Knowledge of Seller, there is no pending claim, action, investigation, arbitration, litigation or other proceeding (“Proceeding”):
          (i) that has been commenced by or against Seller or that otherwise relates to or may affect the business (including the SSI Business) of, or any of the assets owned or used by, Seller; or

          (ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated hereby.
     (b) To the Knowledge of Seller, (i) no such Proceeding has been threatened, and (ii) no event has occurred or circumstance exists that could reasonably be expected to give rise to or serve as a basis for the commencement of any such Proceeding. Seller has made available to TOG copies of all pleadings, correspondence, and other documents relating to each Proceeding listed in Section 3.14 of the Disclosure Schedule. The Proceedings listed in Section 3.14 of the Disclosure Schedule will not have a material adverse effect on the business, operations, assets, condition, or prospects of Seller.
3.15	ABSENCE OF CERTAIN CHANGES AND EVENTS
     Except as set forth in Section 3.15 of the Disclosure Schedule, since January 1, 2006, Seller has conducted the SSI Business only in the ordinary course of business and there has not been any:
     (a) payment or increase by Seller of any bonuses, salaries, or other compensation to any employee of Seller reflected in the Seller Financial Statements or entry into any employment, severance, or similar Contract with any SSI Employee;
     (b) adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any SSI Employee;
     (c) damage to or destruction or loss of any asset or property of Seller relating to SSI Business, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, financial condition, or prospects of Seller relating to the SSI Business, taken as a whole;
     (d) entry into, termination of, or receipt of notice of termination of any Contract or transaction involving a total remaining commitment by or to Seller of at least Twenty Five Thousand Dollars ($25,000) relating to the SSI Business;
     (e) sale, lease, or other disposition of any asset or property of Seller relating to the SSI Business or mortgage, pledge, or imposition of any lien or other encumbrance on any material asset or property of Seller relating to the SSI Business;
     (f) any agreement or arrangement made between or among Seller and any of the members of Seller relating to the SSI Business;
     (g) cancellation or waiver of any claims or rights relating to the SSI Business with a value to Seller in excess of Five Thousand Dollars ($5,000);
     (h) material change in the accounting methods used by Seller relating to the SSI Business; or
     (i) agreement, whether oral or written, by Seller to do any of the foregoing.

3.16	CONTRACTS; NO DEFAULTS
     (a) Section 3.16(a) of the Disclosure Schedule contains a complete and accurate list in all material respects, and Seller has delivered to TOG true, complete and correct copies, of:
          (i) each Contract that involves performance of services or delivery of goods or materials by Seller of an amount or value in excess of Five Thousand Dollars ($5,000);
          (ii) each Contract that involves performance of services or delivery of goods or materials to Seller of an amount or value in excess of Five Thousand Dollars ($5,000);
          (iii) each lease, license, and other Contract affecting any leasehold or other interest in, any real or personal property that involves the payment by or to Seller in excess of Twenty Five Thousand Dollars ($25,000);
          (iv) each licensing agreement or other Contract with respect to Patents, Trademarks, Copyrights, trade secrets or other Intellectual Property Assets, including agreements with current or former employees, consultants, or contractors regarding the appropriation or the non-disclosure of any Intellectual Property Assets;
          (v) each collective bargaining agreement and other Contract to or with any labor union or other employee representative of a group of employees and each employment Contract with a SSI Employee;
          (vi) each joint venture, partnership, and other Contract involving a sharing of profits, losses, costs, or liabilities by Seller with any other Person relating at all to the SSI Business;
          (vii) each Contract containing covenants that in any way purport to restrict the business activity of Seller or limit the freedom of Seller to engage in any line of business or to compete with any Person;
          (viii) any plan or commitment or arrangement, written or oral, providing for bonuses, pensions, deferred compensation, retirement payments, profit sharing or the like;
          (ix) any indebtedness for borrowed money;
          (x) each power of attorney that is currently effective and outstanding;
          (xi) each Contract for capital expenditures in excess of Ten Thousand Dollars ($10,000);
          (xii) each Contract whereby any individual using services preformed by Seller in the SSI business purports to release or hold harmless Seller from claims; and

          (xiii) any other Contract or commitment not made in the ordinary course of business which calls for the expenditures by Seller in any twelve (12) month period of at least Twenty Five Thousand Dollars ($25,000).
     (b) Except as set forth in Section 3.16(b) of the Disclosure Schedule, no member of Seller has or may acquire any rights under, and no member or affiliate of Seller has or may become subject to any obligation or liability under, any Contract that relates to the business of, or any of the assets owned or used by, Seller.
     (c) Except as set forth in Section 3.16(c) of the Disclosure Schedule, to the Knowledge of Seller, each Contract identified or required to be identified in Section 3.16(a) of the Disclosure Schedule is in full force and effect and is valid and enforceable in accordance with its terms.
     (d) Except as set forth in Section 3.16(d) of the Disclosure Schedule:
          (i) Seller is in compliance in all material respects with the terms and requirements of each Contract under which Seller has or had any obligation or liability or by which Seller or any of the assets owned or used by Seller is or was bound;
          (ii) to the Knowledge of Seller, each other person that has or had any obligation or liability under any Contract under which Seller has or had any rights is in compliance in all material respects with the terms and requirements of such Contract; and
          (iii) to the Knowledge of Seller, no event has occurred or circumstance exists that (with or without notice or lapse of time) may result in a violation or breach of any Contract.
3.17	INSURANCE
     Section 3.17 of the Disclosure Schedule sets forth the premium payments and describes all the insurance policies of Seller, which policies are now in full force and effect in accordance with their terms and expire on the dates shown on such Schedule. There has been no default in the payment of premiums on any of such policies, and, to the Knowledge of Seller, there is no ground for cancellation or avoidance of any such policies, or any increase in the premiums thereof, or for reduction of the coverage provided thereby. Such policies insure Seller in amounts and against losses and risks, in the reasonable opinion of Seller, normal and sufficient for businesses similar to the SSI Business, and such policies shall continue in full force and effect up to the expiration dates shown in Section 3.17 of the Disclosure Schedule. True and correct copies of all insurance policies listed in Section 3.17 have been previously furnished to TOG.
3.18	ENVIRONMENTAL MATTERS
     Except as set forth in part 3.18 of the Disclosure Schedule:
     (a) Seller is, and to the Knowledge of Seller at all times has been, in compliance with, and has not been and is not in violation of or liable under, any Environmental Law. Seller has not received, any actual or to the Knowledge of Seller threatened order, notice, or other communication from (i) any governmental body or private citizen acting in the public interest, or

(ii) the current or prior owner or operator of any Facilities, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or threatened obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets in which Seller has an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, transferred, used, or processed by Seller, or any other Person for whose conduct they are or may be held responsible.
     (b) There are no pending or, to the Knowledge of Seller, threatened claims, Encumbrances, or other restrictions of any nature, resulting from any Environmental, Health, and Safety Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any of the Facilities or any other properties and assets in which Seller has an interest.
     (c) To the Knowledge of Seller there is no basis to expect, nor has any Person for whose conduct Seller is or may be held responsible, received, any inquiry, notice, order, or other communication that relates to Hazardous Activity, Hazardous Materials, or any violation or failure to comply with any Environmental Law, or of any obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets in which Seller had an interest, or with respect to any property or facility to which Hazardous Materials generated, manufactured, transferred, used, or processed by Seller, or any other Person for whose conduct they are or may be held responsible, have been transported, treated, stored, or handled.
     (d) Neither Seller or any other Person for whose conduct it is or may be held responsible, has any Environmental, Health, and Safety Liabilities with respect to the Facilities or with respect to any other properties and assets in which Seller (or any predecessor) has an interest, which includes to the Knowledge of Seller any property adjoining the Facilities.
     (e) There are no Hazardous Materials present on or in the Environment at the Facilities in violation of any applicable Environmental Law or to the Knowledge of Seller at any property adjoining the Facilities. Neither Seller, nor any other Person for whose conduct it is or may be held responsible, nor to the Knowledge of Seller, any other Person, has permitted or conducted, or is aware of, any Hazardous Activity conducted with respect to the Facilities or any other properties or assets in which Seller has an interest except in full compliance with all applicable Environmental Laws.
     (f) There has been no release or threat of release, of any Hazardous Materials at or from the Facilities or at any other locations where any Hazardous Materials were generated, manufactured, transferred, produced, used, or processed from or by the Facilities, or from or by any other properties and assets in which Seller has an interest, which includes to the Knowledge of Seller any property adjoining the Facilities.
     (g) Seller has delivered to TOG true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by Seller pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Facilities, or concerning compliance by Seller, or any other Person for whose conduct it is or may be held responsible, with Environmental Laws.

3.19	EMPLOYEES
     (a) Section 3.19 of the Disclosure Schedule contains a complete and accurate list of the following information for each SSI Employee: name; job title; current compensation; vacation accrued; and service credited for purposes of vesting and eligibility to participate under Seller’s pension, or other employee benefit plan of any nature.
     (b) To the Knowledge of Seller, no employee or director of Seller is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee or manager and any other Person that in any way adversely affects or will affect (i) the performance of his/her duties as an employee, officer, or manager of Seller relating to the SSI Business, or (ii) the ability of Seller to conduct the SSI Business. To the Knowledge of Seller, no member, manager or other key SSI Employee or subcontractor engaged by Seller with respect to the SSI Business intends to terminate his employment with Seller.
     (c) Section 3.19 of the Disclosure Schedule contains a complete and accurate list of any and all agreements related to employment, severance, change in control, confidentiality, non-competition, data ownership, indebtedness or other similar matter between Seller and any SSI Employee or member, manager or officer of Seller.
3.20	LABOR RELATIONS
     Seller has not been and is not now a party to any collective bargaining or other labor Contract other than agreements with individual employees, agents, consultants and/or managers disclosed on Section 3.20 of the Disclosure Schedule. There has not been, there is not presently pending, and to the Knowledge of Seller there is not threatened, (a) any strike, slowdown, picketing, work stoppage, or employee grievance process, (b) any proceeding against or affecting Seller relating to the alleged violation of any legal requirement pertaining to labor relations or employment matters, organizational activity, or other labor or employment dispute against or affecting any of Seller or its premises.
3.21	INTELLECTUAL PROPERTY
     (a) Section 3.21(a) of the Disclosure Schedule contains a complete and accurate list and summary description, including any royalties paid or received by Seller, of all Contracts relating to the Intellectual Property Assets to which Seller is a party or by which Seller is bound.
     (b) The Intellectual Property Assets are all those currently owned and used by Seller and its related companies in the SSI Business as it is currently conducted. Seller is the owner of all right, title, and interest in and to each of the Intellectual Property Assets, except as set forth on Schedule 3.21(b) free and clear of all Encumbrances and has the right to use without payment to a third party all of the Intellectual Property Assets.
     (c) Section 3.21(c) of Disclosure Schedule contains a complete and accurate list of all Marks of Seller and the current legal status of those Marks. Seller is the owner of all right, title, and interest in and to each of the Marks as set forth on Schedule 3.21(c) free and clear of all Encumbrances. To the Knowledge of Seller, no Mark is infringed or has been challenged or threatened in any way. To the Knowledge of Seller, none of the Marks used by Seller infringes or is alleged to infringe any trade name, trademark, or service mark of any third party.
     (d) Section 3.21(d) of Disclosure Schedule contains a complete and accurate list of all Patents of Seller. Seller is the owner of all right, title, and interest in and to each of its Patents, except as set forth on Schedule 3.21(d) free and clear of all Encumbrances. All of its Patents that have been registered with the United States Patent and Trademark Office are currently in compliance with all formal legal requirements and are valid and enforceable. None of its Patents are infringed or have been challenged or threatened in any way. To the Knowledge of Seller, none of subject matter of any of the Patents used by Seller infringes or is alleged to infringe any patent of any third party.
     (e) Section 3.21(e) of the Disclosure Schedule contains a complete and accurate list of all Copyrights of Seller. Seller is the owner of all right, title, and interest in and to each of its Copyrights, except as set forth on Schedule 3.21(e) free and clear of all Encumbrances. All its Copyrights that have been registered are currently in compliance with formal legal requirements, and are valid and enforceable. No Copyright is infringed or has been challenged or threatened in any way. To the Knowledge of Seller, none of the subject matter of any of its Copyrights infringes or is alleged to infringe any copyright of any third party or is a derivative work based on the work of a third party.
     (f) Seller has taken all reasonable precautions to protect the secrecy, confidentiality, and value of its Trade Secrets. Seller has good title and an absolute right to use its Trade Secrets. Its Trade Secrets have not been used, divulged, or appropriated either for the benefit of any Person (other than Seller) or to the detriment of Seller. To the Knowledge of Seller, none of its Trade Secrets are subject to any adverse claim or has been challenged or threatened in any way.
3.22	CERTAIN PAYMENTS
     Neither Seller, nor to the Knowledge of Seller any manager, officer, agent, or employee of Seller, or any other Person associated with or acting for or on behalf of Seller, directly or indirectly, has (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of Seller or any affiliate of Seller, or (iv) in violation of any legal requirement, or (b) established or maintained any fund or asset that has not been recorded in the books and records of Seller.
3.23	RELATIONSHIPS WITH RELATED PERSONS
     Except as set forth in Section 3.23 of the Disclosure Schedule, neither Seller nor to the Knowledge of Seller, any officer, manager or employee of Seller or any spouse or child of any of them (“Related Person”) has any interest in any property used in or pertaining to Seller’s businesses. No Related Person has, to the Knowledge of Seller, owned an equity interest or any other financial or profit interest in, a Person that has (i) had business dealings with Seller, or (ii) engaged in competition with Seller. Except as set forth in Section 3.23 of the Disclosure

Schedule, no Related Person is, to the Knowledge of Seller, a party to any Contract with, or has any claim or right against, Seller.
3.24	BROKERS OR FINDERS
     Except as set forth in Section 3.24 of the Disclosure Schedule, Seller has not incurred an obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.
3.25	DEPOSIT ACCOUNTS
     Section 3.25 of the Disclosure Schedule contains a complete and accurate list of (a) the name of each financial institution in which Seller has an account or safe deposit box relating to the SSI Business, (b) the names in which each such account or box is held, (c) the type of such account, and (d) the name of each person authorized to draw on or have access to each such account or box.
3.26	CUSTOMER RELATIONSHIPS
     To the Knowledge of Seller, there are no facts or circumstances that are likely to result in the loss of any customer of Seller relating to the SSI Business or a material change in the relationship of Seller with such a customer.
3.27	DISCLOSURE
     (a) No representation or warranty of Seller in this Agreement and no statement in the Disclosure Schedule omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.
     (b) To the Knowledge of Seller there is no fact that has specific application to Seller (other than general economic conditions) and that materially adversely affects or, as far as Seller can reasonably foresee, materially threatens, the assets, business, prospects, financial condition, or results of operations of Seller (on a consolidated basis) relating to the SSI Business that has not been set forth in this Agreement or the Disclosure Schedule.
3.28	NO UNDISCLOSED LIABILITIES
     Except as set forth in Schedule 3.28 of the Disclosure Schedule, to the Knowledge of Seller, Seller has no liabilities or obligations of any nature (whether absolute, accrued, contingent or otherwise) relating to the SSI Business except for: (a) liabilities or obligations reflected or reserved against in the Seller Financial Statements; (b) current liabilities incurred since January 31, 2006, in the ordinary course of business; and (c) otherwise, in an amount not to exceed Five Thousand Dollars ($5,000), Seller acknowledges that its lack of knowledge of any such undisclosed liability shall not limit its liability for such undisclosed liability.
3.29	SECURITIES LAWS

     (a) Seller acknowledges that the TOG Stock has not been registered under the Securities Act, or under the securities law of any state, and that the issuance of the TOG Stock in connection with the Purchase Price is being made in reliance upon and in compliance with an exemption from registration provided by the Securities Act.
     (b) The shares of TOG Stock are being issued for Seller’s own account and for investment and not with a view to or for resale in connection with any distribution or public offering of the TOG Stock within the meaning of the Securities Act and Seller has no agreement, understanding or arrangement to sell, assign or transfer any portion of the TOG Stock to any other person or entity.
     (c) Seller has such knowledge and experience in financial and business matters that Seller is capable of evaluating the merits and risks of the purchase of the TOG Stock.
     (d) All documents, records, and books pertaining to TOG and the issuance of the TOG Stock in connection with the Purchase Price have been made and are available to Seller and representatives of Seller, and Seller has had an opportunity to ask questions of and receive answers from all persons related to TOG concerning TOG and the TOG Stock.
     (e) Neither TOG nor any person acting on its behalf has offered or sold the TOG Stock to Seller by, or used in connection with such offer or sale, any form of general solicitation or general advertising, including without limitation, any hand bills or any advertisement, article, notice, or other communication published in any newspaper, magazine, or similar medium or broadcast over television or radio, or any seminar or meeting whose attendees have been invited by any general solicitation or general advertising.
     (f) To the Knowledge of Seller, no commission, discount, or remuneration (excluding any legal, accounting, and printing fees) has been paid or given directly or indirectly in connection with the offer or sale of the TOG Stock or for soliciting Seller to accept the TOG Stock.
     (g) Seller will not offer, sell, transfer, assign, exchange or otherwise dispose of any of the TOG Stock at any time unless the shares of TOG Stock are (i) registered under the Securities Act, or (ii) offered, sold or otherwise disposed of in compliance with an exemption from the registration requirements of the Securities Act (as evidenced by an opinion of counsel reasonably satisfactory to TOG that such an exemption is available to Seller).
     (h) Seller understands and agrees that the certificates for the TOG Stock will bear a restrictive legend stating that transfer of the TOG Stock is prohibited except in accordance with the provisions of this Agreement and the Shareholders Agreement and that TOG is entitled to refuse to register any transfer of the TOG Stock not made in accordance with the provisions of this Agreement and the Shareholders Agreement.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF TOG AND BUYER
     TOG and Buyer represent and warrant to Seller as follows:

4.1	ORGANIZATION AND GOOD STANDING
     Section 4.1 of the Disclosure Schedule contains a complete and accurate list for TOG and Buyer of its name, its jurisdiction of incorporation and other jurisdictions in which they are authorized to do business. TOG and Buyer are corporations duly organized, validly existing, and in good standing under the laws of their jurisdiction of incorporation, with full corporate power and authority to conduct its business as it is now being conducted and to own or use the properties and assets that each currently owns or uses. Each of TOG and Buyer is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification except for such failures to qualify as could not reasonable be expected to have a material adverse effect.
4.2	AUTHORITY; NO CONFLICT
     (a) This Agreement constitutes the legal, valid, and binding obligation of TOG and Buyer, enforceable against TOG and Buyer in accordance with its terms. TOG and Buyer have the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and their respective Closing Documents and to perform their obligations under this Agreement and such Closing Documents.
     (b) Except as set forth in Section 4.2 of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation or performance of any of the transactions contemplated hereby will, directly or indirectly (with or without notice or lapse of time):
          (i) contravene, conflict with, or result in a violation or breach of (A) any provision of the Organizational Documents of TOG or Buyer, (B) any resolution adopted by the board of directors or the shareholders of TOG or Buyer, (C) any legal requirement or any order to which TOG or Buyer, or any of the assets owned or used by TOG or Buyer, may be subject, (D) any governmental authorization that is held by TOG or Buyer or that otherwise relates to the business of, or any of the assets owned or used by, TOG or Buyer, or (E) any Contract to which TOG or Buyer is a party or by which TOG, Buyer or their assets is bound or affected; or
          (ii) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by TOG or Buyer.
     (c) No license, franchise, permit or other similar authorization held by TOG or Buyer will be terminated or impaired as a result of the transactions contemplated by this Agreement.
     Except as set forth in Section 4.2 of the Disclosure Schedule, neither TOG nor Buyer is or will be required to give any notice to or obtain any consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated hereby.
4.3	CAPITALIZATION; TOG’S SHARES

     (a) TOG has authorized capital stock consisting of: (i) 956,000 shares of common stock with no par value per share, of which 10 shares have been duly authorized, validly issued, and are outstanding and are fully paid and non-assessable and held of record as of the date hereof as set forth in Schedule 4.3 of the Disclosure Schedule, of which 10,150 shares are covered by options to purchase and of which 0 shares are held by TOG as treasury stock; (ii) 120,000 shares of Series A 5% Cumulative Participating Preferred Stock, of which 107,775 shares have been duly authorized, validly issued and are outstanding and are fully paid and non-assessable and held of record as of the date hereof as set forth in Schedule 4.3; (iii) 35,000 shares of Series B 5% Cumulative Participating Preferred Stock, of which 26,959 shares have been duly authorized, validly issued and are outstanding and are fully paid and non-assessable and held of record as of the date hereof as set forth in Schedule 4.3; (iv) 42,500 shares of Series C 3% Cumulative Participating Preferred Stock of which 42,071 shares have been duly authorized, validly issued and are outstanding and are fully paid and non-assessable and held of record as of the date hereof as set forth in Schedule 4.3; (v) 35,000 shares of Series D 5% Cumulative Participating Preferred Stock of which 34,380 shares have been duly authorized, validly issued and are outstanding and are fully paid and non-assessable and held of record as of the date hereof as set forth in Schedule 4.3; (vi) 8,500 shares of Series E 5% Cumulative Participating Preferred Stock of which 8,414 shares have been duly authorized, validly issued and are outstanding and are fully paid and non-assessable and held of record as of the date hereof as set forth in Schedule 4.3; (vii) 30,000 shares of Series F 5% Cumulative Participating Preferred Stock of which 25,243 shares have been duly authorized, validly issued and are outstanding and are fully paid and non-assessable and held of record as of the date hereof as set forth in Schedule 4.3; and (viii) 70,000 shares of Series G 3% Cumulative Participating Preferred Stock of which 2,296 shares have been duly authorized, validly issued and are outstanding and are fully paid and non-assessable and held of record as of the date hereof as set forth in Schedule 4.3. All of the outstanding equity securities of TOG have been duly authorized and validly issued and are fully paid and nonassessable. There are no Contracts relating to the issuance, sale, or transfer of any equity securities or other securities of TOG except as described in this Section 4.3. None of the outstanding equity securities or other securities of TOG were issued in violation of the Securities Act or any other material legal requirement.
     (b) Immediately after the Closing, Buyer will have authorized capital stock consisting of 1,000 shares of common stock with no par value per share, of which 100 shares will be duly authorized, validly issued, and outstanding and fully paid and non-assessable and held of record by TOG.
4.4	FINANCIAL STATEMENTS
     (a) For purposes of this Agreement: “TOG Financial Statements” shall mean the audited consolidated balance sheet of TOG dated as of December 31, 2004, and the related statements of income, stockholders’ equity and cash flows for the year then ended, and the unaudited balance sheet of TOG dated as of December 31, 2005, and the income statement for the 12 months ended that date.
     (b) The TOG Financial Statements, which are incorporated herein by reference, (i) have been prepared in accordance with GAAP applied on a basis consistent with past practice, (ii) fully reflect in all material respects all liabilities and contingent liabilities of TOG required to be reflected therein on such basis as at the date thereof, and (iii) fairly present in all material respects the financial position of TOG as of the respective dates of the balance sheets included in the TOG Financial Statements and the results of its operations for the respective periods indicated, except that the balance sheet and income statement as of and for the period ended October 31, 2005 omit footnotes and year-end adjustments in the ordinary course of business.
4.5	TOG STOCK
     The shares of TOG Stock delivered to Seller at the Closing have been duly authorized, and upon issuance of such shares as provided in the Agreement, will be validly issued, fully paid and nonassessable.
ARTICLE V
COVENANTS OF SELLER AND PRINCIPALS
5.1	RESTRICTIVE COVENANT OF SELLER AND PRINCIPALS
     (a) Seller, Connie Lee Greene Nyholm and Harvey Charles Siegel (Nyholm and Siegel collectively “Principals”) acknowledge that TOG and Buyer would not consummate the transactions contemplated by this Agreement without the assurance that Seller and Principals will not engage in the activities prohibited by this Section 5.1 as and for the period set forth below. In order to induce TOG and Buyer to consummate the transactions contemplated by this Agreement, Seller, and Principals, jointly and severally, agree to restrict their actions and activities throughout United States and Canada (the “Seller Territory”) as provided in this Section 5.1. Seller and Principals acknowledge and agree that the restrictions in this Section 5.1 are reasonable in light of the benefits of the transactions contemplated by this Agreement to Seller and Principals.
     (b) Seller and each of the Principals hereby covenant and agree that until the earlier of (i) December 31, 2016, or (ii) a termination of the Operating Agreement/Lease pursuant to Sections 10, 11 or 16 of the Operating Agreement/Lease or as a result of a Tenant Default (as defined in the Operating Agreement/Lease), he, she or it will not in the Seller Territory, directly or indirectly, engage in the SSI Business or in the business of providing surveillance, surveillance detection or counter surveillance training services or products. Notwithstanding any provision of this Section 5.1(b), it shall not be a violation of this Section 5.1(b) for Principals (i) to own five percent (5%) or less of a public company, PROVIDED THAT, Principals do not exert or have the power to exert any management or other control over such public company, (ii) to have an ownership interest in Dynamic Labyrinth and for its activities to continue post Closing, or (iii) to have an ownership interest in a racetrack currently being developed in Millville, New Jersey, which shall be permitted to rent the facility for training as performed at the Facilities transferred herein, but the Millville facility shall not actively solicit such business, nor shall the Millville facility enter into an arrangement with a third-party unrelated to TOG to develop a business reasonably similar to the SSI Business.
     (c) Seller and each of the Principals hereby covenant and agree that from the Closing Date through December 31, 2016, he, she or it will not induce or attempt to induce, in any manner, directly or indirectly, any employee, agent, representative, customer or any other person or concern dealing with or in any way associated with Buyer or any of its affiliates to terminate or to modify, in any other fashion to the detriment of Buyer or any of its affiliates, such association with Buyer or any of its affiliates.
     (d) The parties hereto agree that the agreements of Seller and Principals contained in this Section 5.1 relate to matters of unique character and peculiar value impossible of replacement, that breach of such agreements by Seller or Principals will cause Buyer to suffer and incur irreparable injury, that the remedy at law for any breach of the agreements contained in this Section 5.1 will be inadequate and that TOG and/or Buyer, in addition to any other relief available to it, shall be entitled to seek temporary restraining orders and preliminary and permanent injunctive relief or other equitable relief without the necessity of proving actual damage or of providing bond so as to prevent a breach of any of the agreements contained in this Section 5.1 and to secure the enforcement thereof.
5.2	NORMAL COURSE
     From the date hereof until the Closing, Seller shall: (a) maintain its limited liability company existence in good standing; (b) maintain the general character of its business; (c) use all reasonable best efforts to maintain in effect all of its presently existing insurance coverage (or substantially equivalent insurance coverage), preserve its business organization substantially intact, keep the services of its present principal employees and preserve its present business relationships with its material suppliers and customers; (d) permit TOG, its accountants, its legal counsel and its other representatives full access to its management, minute books and equity transfer records, other books and records, contracts, agreements, properties and operations at all reasonable times and upon reasonable notice; and (e) except as permitted by Section 5.3, in all respects conduct its business in the usual and ordinary manner consistent with past practice and perform in all material respects all agreements or other obligations with banks, customers, suppliers, employees and others.
5.3	CONDUCT OF BUSINESS
     From the date hereof until the Closing, Seller shall not, without the prior written consent of TOG:
     (a) amend or otherwise modify its Organizational Documents;
     (b) mortgage, pledge or grant any security interest in any of its assets;
     (c) increase the compensation of any of its employees who hold management positions, except for amounts accrued as of December 1, 2005 and reflected in the Interim Financial Statements;
     (d) adopt or (except as otherwise required by law) amend any Employee Benefit Plan or enter into any collective bargaining agreement;
     (e) terminate or modify any Contract, except for terminations of Contracts upon their expiration during such period in accordance with their terms;

     (f) incur or assume any indebtedness for borrowed money or guarantee any obligation or the net worth of any Person;
     (g) sell, transfer, lease to others or otherwise dispose of any of its properties or assets, except in the ordinary course of business consistent with past practice;
     (h) except in the ordinary course of business consistent with past practice, commit to provide services for an indefinite period or a period of more than two (2) months;
     (i) enter into other agreements, commitments or contracts, except agreements, commitments or contracts made in the ordinary course of business consistent with past practice; or
     (j) enter into any commitment to do any of the foregoing.
5.4	CONSENTS AND APPROVALS
     Seller shall use its best efforts to obtain as promptly as practicable all consents, authorizations, approvals and waivers required in connection with the consummation of the transactions contemplated by this Agreement.
5.5	BEST EFFORTS TO SATISFY CONDITIONS
     Seller shall use its best efforts to cooperate with TOG for purposes of satisfying the conditions set forth in Sections 7 and 8 that are within the control of Seller.
5.6	NOTIFICATION OF CERTAIN MATTERS
     Seller shall promptly notify TOG of (i) the occurrence or non-occurrence of any fact or event to the Knowledge of Seller which would be reasonably likely (A) to cause any representation or warranty of Seller contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing Date or (B) to cause any covenant, condition or agreement of Seller in this Agreement not to be complied with or satisfied in any material respect and (ii) any failure of Seller to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder in any material respect; provided, however, that no such notification shall affect the representations or warranties of Seller, or the right of TOG to rely thereon, or the conditions to the obligations of TOG. Seller shall give prompt notice to TOG and of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.
5.7	NO SOLICITATION
     Prior to the Closing Date, or, if sooner, until April 30, 2006, none of Seller, Principals or any of their respective officers, employees, representatives or agents shall solicit or entertain an offer from, engage in discussions or otherwise negotiate with, or provide information to, any Person other than TOG with respect to a merger, share exchange, consolidation, business combination, or similar transaction involving, or any purchase or sale of all or any significant portion of, the assets or any interest in Seller (collectively a “Competing Offer”). Seller shall immediately notify the Buyer of any attempt by any third party to pursue a Competing Offer.
ARTICLE VI
COVENANTS OF TOG AND BUYER
     TOG and Buyer hereby covenant and agree as follows:
6.1	BEST EFFORTS TO SATISFY CONDITIONS
     TOG and Buyer agree to use its best efforts to satisfy the conditions set forth in Sections 7 and 8 that are within their control.
6.2	NOTIFICATION OF CERTAIN MATTERS
     TOG shall promptly notify Seller of (i) the occurrence or non-occurrence of any fact or event of which TOG has knowledge which would be reasonably likely (A) to cause any representation or warranty of TOG or Buyer contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing Date or (B) to cause any covenant, condition or agreement of TOG or Buyer in this Agreement not to be complied with or satisfied in any material respect and (ii) any failure of TOG or Buyer to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder in any material respect; provided, however, that no such notification shall affect the representations or warranties of TOG or Buyer, or Seller’s right to rely thereon, or the conditions to the obligations of Seller. TOG shall give prompt notice to Seller of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.
6.3	RESTRICTIVE COVENANT OF BUYER AND TOG
     (a) TOG and Buyer acknowledge that Seller and Principals would not consummate the transactions contemplated by this Agreement without the assurance that TOG and Buyer will not engage in the activities prohibited by this Section 6.3 as and for the period set forth below. In order to induce Seller and Principals to consummate the transactions contemplated by this Agreement, TOG and Buyer, jointly and severally, agree to restrict their actions and activities within those US states east of the Mississippi River (the “Buyer Territory”) as provided in this Section 6.3. TOG and Buyer acknowledge and agree that the restrictions in this Section 6.3 are reasonable in light of the benefits of the transactions contemplated by this Agreement to TOG and Buyer.
     (b) TOG and Buyer hereby covenant and agree that until the earlier of (i) December 31, 2016 or (ii) a termination of the Operating Agreement/Lease pursuant to Sections 10, 11 or 16 of the Operating Agreement/Lease or as a result of a Landlord Default (as defined in the Operating Agreement/Lease), they will not in the Buyer Territory, directly or indirectly, own or lease any other track or off-road course to perform antiterrorism drivers training or any other tactical training facility to perform tactical firearms training. It shall not be a violation of this Section 6.3 for Buyer or TOG, directly or indirectly (i) to provide such training to any Excluded

Customer at any location or (ii) to acquire Other Facilities, provided that TOG shall not solicit customers of the Facilities to utilize the Other Facilities for services that could be provided at the Facilities, taking into account the current or reasonably projected operational status of the Facilities.
ARTICLE VII
CONDITIONS TO OBLIGATIONS OF TOG AND BUYER
     The obligations of TOG and Buyer under this Agreement are subject to the following conditions:
7.1	REPRESENTATIONS AND WARRANTIES TRUE; COVENANTS AND OBLIGATIONS PERFORMED.
     All of the representations and warranties of Seller shall have been true and complete when made and shall be true and complete in all material respects as of the Closing (except for representations and warranties with materiality qualifiers, which shall be true and correct in all respects), with the same force and effect as though such representations and warranties had been made at the Closing Date. Seller shall have performed in all material respects all covenants, agreements and obligations to be performed by it hereunder prior to or at the Closing Date. Seller shall have delivered to TOG certificates of its officers to such effect.
7.2	NO PROHIBITION.
     No provision of applicable law or regulation and no judgment, injunction or other decree of any court or governmental body, agency or official shall prohibit the transaction contemplated by this Agreement.
7.3	REQUIRED CONSENTS.
     All necessary consents (the “Required Consents”) under the Contracts identified in Section 7.3 of the Disclosure Schedule as requiring consents prior to the Closing shall have been received.
7.4	NO ACTION.
     There shall not be instituted or pending any action or proceeding by or before any domestic governmental agency, commission, instrumentality, court or other regulatory or administrative body (A) challenging the acquisition of the Seller’s assets or seeking to obtain material damages as a result thereof or the entering into the Operating Agreement/Lease, (B) seeking to prohibit Buyer’s ownership or operation of all or a material portion of Seller’s business or assets or to compel Buyer to dispose of or hold separate all or a material portion of Seller’s business or assets, (C) which reasonably could be expected to impose material limitations on Buyer’s ability to effectively hold, or to exercise full rights of ownership of, Seller’s assets, or (D) otherwise materially adversely affecting the Seller.
7.6	REAL ESTATE

TOG and Buyer shall have received, all in form and substance satisfactory to TOG:
     (a) A leasehold title insurance policy covering the Demised Premises procured at Buyer’s expense as defined in the Operating Agreement/Lease, and will provided evidence of title insurance on the TTC;
     (b) A descriptive plat showing the boundaries of the Demised Premises and the TTC; and
     (c) A phase one environmental assessment covering the entire VIR property which includes the Demised Premises and the TTC.
ARTICLE VIII
CONDITIONS TO OBLIGATIONS OF SELLER
     The obligations of Seller under this Agreement are subject to the following conditions:
8.1	REPRESENTATIONS AND WARRANTIES TRUE; COVENANTS AND OBLIGATIONS PERFORMED
     All of the representations and warranties of TOG and Buyer herein shall have been true and complete when made and shall be true and complete in all material respects as of the Closing (except for representations and warranties with materiality qualifiers, which shall be true and correct in all respects), with the same force and effect as though such representations and warranties had been made at the Closing Date. Each of TOG and Buyer shall have performed in all material respects all covenants, agreements and obligations to be performed by them hereunder prior to or at the Closing Date. TOG and Buyer shall have delivered to Seller certificates of its officers to such effect.
8.2	NO PROHIBITION.
     No provision of applicable law or regulation and no judgment, injunction or other decree of any court or governmental body, agency or official shall prohibit the transaction contemplated by this Agreement.
ARTICLE IX
INDEMNIFICATION; REMEDIES
9.1	SURVIVAL; RIGHT TO INDEMNIFICATION NOT AFFECTED BY KNOWLEDGE
     All representations, warranties, covenants, and obligations in this Agreement, the Disclosure Schedule, and any other certificate or document delivered pursuant to this Agreement will survive the Closing. The right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any knowledge of the party seeking indemnification, the payment of Damages or other remedy acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation.
9.2	INDEMNIFICATION AND PAYMENT OF DAMAGES BY SELLER
     Seller will indemnify and hold harmless Buyer and TOG and their representatives, stockholders, controlling persons, and affiliates (collectively, the “Indemnified Persons”) for, and will pay to the Indemnified Persons the amount of, any loss, liability, claim, damage (specifically excluding incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorneys’ fees) or diminution of value, whether or not involving a third-party claim (collectively, “Damages”), arising, directly or indirectly, from or in connection with:
     (a) any breach of any representation or warranty made by Seller in this Agreement, the Disclosure Schedule, or any other certificate or document delivered by Seller pursuant to this Agreement;
     (b) any breach by any Seller or Principals of any covenant or obligation of Seller or Principals in this Agreement; and
     (c) the operation of the SSI Business of Seller prior to the Closing Date;
     (d) any liability of Seller other than the Assumed Liabilities; and
     (e) any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with Seller in connection with the transactions contemplated hereby.
     The remedies provided in this Section 9.2 will not be exclusive of or limit any other remedies that may be available to Buyer, TOG or the other Indemnified Persons.
9.3	INDEMNIFICATION AND PAYMENT OF DAMAGES BY BUYER AND TOG
     Buyer and TOG will jointly and severally indemnify and hold harmless Seller, and will pay to Seller the amount of any Damages arising, directly or indirectly, from or in connection with:
     (a) any breach of any representation or warranty made by Buyer or TOG in this Agreement or in any certificate delivered by Buyer or TOG pursuant to this Agreement,
     (b) any breach by Buyer or TOG of any covenant or obligation of Buyer or TOG in this Agreement, or
     (c) any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer or TOG in connection with the transactions contemplated hereby.
     The remedies provided in this Section 9.3 will not be exclusive of or limit any other remedies that may be available to Seller.

9.4	RIGHT OF SET-OFF
     (a) In the event that Buyer, TOG or any of the other Indemnified Persons have asserted a claim against Seller pursuant to this Agreement or the Operating Agreement/Lease (collectively “Claim”), Buyer may place in escrow any Earn-out Payments due during the time that such Claim is being resolved either between the parties or pursuant to terms of Section 11.4 of this Agreement or Section 22 of the Operating Agreement/Lease.
     (b) Within five business days following the resolution of such Claim, all funds held in any escrow account established in accordance with Section 9.4(a) shall be paid over to Seller.
     (c) Notwithstanding Section 9.4(b), in the event that any Claim has been resolved in favor of Buyer, TOG or any other Indemnified Party and Seller has not paid over to Buyer, TOG or any other Indemnified Party sums due as a result of such resolved Claim, Buyer shall be entitled to set-off from Earn-out Payments due Seller the sums due Buyer, TOG or any other Indemnified Party as a result of such resolved Claim. Neither the exercise of nor the failure to exercise such right of set-off will constitute an election of remedies or limit Buyer or TOG in any manner in the enforcement of any other remedies that may be available to it.
9.5	PROCEDURE FOR INDEMNIFICATION —THIRD PARTY CLAIMS
     Promptly after receipt by an indemnified party of notice of the commencement of any proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnified party’s failure to give such notice.
9.6	NOTICE OF OTHER CLAIMS
     A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.
9.7	LIMITATIONS ON AMOUNT.
     (a) Seller and Principals shall have no liability under Section 9.2 until the total Damages exceeds Five Thousand Dollars ($5,000) in the aggregate and then only for the amount which exceeds Five Thousand Dollars ($5,000).
     (b) Notwithstanding anything in this Agreement to the contrary, under no circumstances will Seller and Principals’ aggregate liability to TOG and Buyer exceed Three Million Dollars ($3,000,000) plus the sum of the Earn-Out Payments.
     (c) Notwithstanding anything in this Agreement to the contrary, under no circumstances will TOG and Buyer’s aggregate liability to Seller exceed the Three Million Dollars

($3,000,000) plus the sum of the Earn-Out Payments less any cash paid to Seller under the terms of this Agreement.
ARTICLE X
TERMINATION
10.1	TERMINATION
     This Agreement may be terminated and the acquisition may be abandoned at any time prior to the Closing Date:
     (a) by mutual consent of Seller and TOG;
     (b) by either Seller or TOG if there has been a material misrepresentation or breach of warranty on the part of the other party in the representations and warranties contained herein; or
     (c) by either Seller or TOG if the Closing has not been consummated by April 30, 2006, unless the failure to close is due to the action or inaction of the party seeking to terminate this Agreement. Moreover, the Seller and TOG agree to use their good faith best efforts to close by March 31, 2006.
10.2	EFFECT OF TERMINATION.
     If this Agreement is terminated pursuant to Section 10.1 of this Agreement, this Agreement shall become void and have no effect with no liability on the part of any party hereto except that the agreement with respect to expenses contained in Section 11.1 shall survive the termination hereof. Additionally, notwithstanding Section 11.1 of this Agreement, in the event that this Agreement is terminated in accordance with Section 10.1(b), the terminating party shall be entitled to reimbursement from the breaching party of the terminating party’s out-of-pocket expenses arising out of and related to this Agreement including, but not limited to, the negotiation of, performance of due diligence with respect to this Agreement.
ARTICLE XI
GENERAL PROVISIONS
11.1	EXPENSES
     Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement, including all fees and expenses of agents, representatives, counsel, and accountants. Seller shall be responsible for any sales taxes due as a result of the transactions contemplated by this Agreement.
11.2	PUBLIC ANNOUNCEMENTS
     Any public announcement or similar publicity with respect to this Agreement, the Closing, or the transactions contemplated hereby will be issued, if at all, at such time and in such manner as TOG determines with the concurrence of Seller. Unless disclosure is consented to by

TOG and Seller in advance or required by law, Seller and TOG and their respective affiliates shall keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person. Seller and TOG will consult with each other concerning the means by which Seller’s employees, customers, and suppliers and others having dealings with Seller will be informed of this Agreement, the Closing and the transactions contemplated hereby, and TOG may at its option be present for any such communication.
11.3	NOTICES
     All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by fax (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and fax numbers set forth below (or to such other addresses and fax numbers as a party may designate by notice to the other parties):

Seller:	VIR Rally LLC 1245 Pinetree Road Alton, VA 24520 Attention: Connie Lee Greene Nyholm Fax No.: (434) 822-8033

with a copy to:	Joshua N. Lief Sands Anderson Marks & Miller 801 E. Main St. Suite 1800 Richmond, VA 23218 Fax No: (804) 783-7291

Buyer:	The O’Gara Group, Inc. 8180 Corporate Park Dr. Cincinnati, OH 45242 Attention: Wilfred T. O’Gara Fax No: (513) 489-4825

with a copy to:	Abram S. Gordon General Counsel The O’Gara Company 8180 Corporate Park Dr. Cincinnati, OH 45242 Fax No: (513) 489-4825
11.4	DISPUTE RESOLUTION
     (a) The parties will act in good faith and use commercially reasonable efforts promptly to resolve any claim, dispute, controversy or disagreement (each a “Dispute”) between the parties or any of their respective subsidiaries, affiliates, successors and assigns under or related to this

Agreement or any document executed pursuant to this Agreement or any of the transactions contemplated hereby. If the parties cannot promptly resolve the Dispute, the Dispute will be submitted to a committee made up of a senior executive from TOG and Seller (the “Management Committee”) for resolution. For ten (10) days following submission of the Dispute to the Management Committee, the Management Committee will have the exclusive right to resolve such Dispute; provided that the Management Committee will have the final and exclusive right to resolve Disputes arising from any provision of the Agreement which expressly or implicitly provides for the parties to reach mutual agreement as to certain terms. Neither party will seek, nor will be entitled to seek, binding outside resolution of the Dispute unless and until the Management Committee has been unable to resolve the Dispute during the ten-day period as set forth in this Section 11.4(a). In addition, if the Management Committee is unable to resolve amicably the Dispute during the ten-day period, then the parties shall submit such Dispute to arbitration in accordance with Section 11.4 (b) hereof.
     (b) Any controversy or claim arising out of or relating to this Agreement or any related agreement shall be settled by arbitration in accordance with the following provisions:
          (i) The agreement of the parties to arbitrate covers all disputes of every kind relating to or arising out of this Agreement, any related agreement or any of the Contemplated Transactions. Disputes include actions for breach of contract with respect to this Agreement or the related agreement, as well as any claim based upon tort or any other causes of action relating to the transaction, such as claims based upon an allegation of fraud or misrepresentation and claims based upon a federal or state statute. In addition, the arbitrators selected according to procedures set forth below shall determine the arbitrability of any matter brought to them, and their decision shall be final and binding on the parties.
          (ii) The forum for the arbitration shall be the American Arbitration Association located in Washington, D.C..
          (iii) The governing law for the arbitration shall be the law of the Commonwealth of Virginia, without reference to its conflicts of laws provisions except that Ohio law shall govern all corporate organizational and governance issues with respect to TOG and Section 5.1 and 6.3 of this Agreement.
          (iv) There shall be three arbitrators, unless the parties are able to agree on a single arbitrator. In the absence of such agreement within ten (10) days after the initiation of an arbitration proceeding, Seller shall select one arbitrator and Buyer shall select one arbitrator, and those two arbitrators shall then select, within ten (10) days, a third arbitrator. If those two arbitrators are unable to select a third arbitrator within such ten (10)-day period, a third arbitrator shall be appointed by the commercial panel of the American Arbitration Association. The decision in writing of at least two of the three arbitrators shall be final and binding upon the parties.
          (v) The arbitration shall be administered by the American Arbitration Association.
          (vi) The rules of arbitration shall be the Commercial Arbitration Rules of the American Arbitration Association, as modified by any other instructions that the parties may agree upon at the time, except that each party shall have the right to conduct discovery in any manner and to the extent authorized by the Federal Rules of Civil Procedure as interpreted by the federal courts. If there is any conflict between those Rules and the provisions of this section, the provisions of this section shall prevail.
          (vii) The arbitrators shall be bound by and shall strictly enforce the terms of this Agreement and may not limit, expand or otherwise modify its terms. The arbitrators shall be bound to honor claims of privilege or work-product doctrine recognized at law, but the arbitrators shall have the discretion to determine whether any such claim of privilege or work product doctrine applies.
          (viii) The arbitrators’ decision shall provide a reasoned basis for the resolution of each dispute and for any award. The arbitrators shall not have power to award damages in connection with any dispute in excess of actual compensatory damages and shall not multiply actual damages or award consequential or punitive damages or award any other damages that are excluded under the definition of Damages herein or provisions of Section 9.7 of this Agreement.
          (ix) Each party shall bear its own fees and expenses with respect to the arbitration and any proceeding related thereto and the parties shall share equally the fees and expenses of the American Arbitration Association and the arbitrators.
          (x) The arbitrators shall have power and authority to award any remedy or judgment that could be awarded by a court of law in Virginia. The award rendered by arbitration shall be final and binding upon the parties, and judgment upon the award may be entered in any court of competent jurisdiction in the United States.
     (c) The provisions of Section 11.4 (b) shall not in any way limit (i) TOG and Buyer’s right to seek injunctive or equitable relief for a violation of Sections 5.1 or 5.7 of this Agreement and Seller and Principals shall not claim the defense of latches for the time for mediation efforts under Section 11.4 (a) of this Agreement, and (ii) Seller’s right to seek injunctive or equitable relief for a violation of Section 6.3 of this Agreement and TOG and Buyer shall not claim the defense of latches for the time for mediation efforts under Section 11.4 (a) of this Agreement.
11.5	FURTHER ASSURANCES
     The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.
11.6	WAIVER
     Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege.

11.7	ENTIRE AGREEMENT AND MODIFICATION
     This Agreement supersedes all prior agreements between the parties with respect to its subject matter (including any correspondence between TOG or Buyer and Seller) and constitutes (along with the documents referred to in this Agreement) the entire agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.
11.8	ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS
     Neither party may assign any of its rights under this Agreement without the prior written consent of the other parties except that Buyer may assign any of its rights, but not its obligations, under this Agreement to any subsidiary or affiliate of Buyer. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.
11.9	SEVERABILITY
     If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part will remain in full force and effect to the extent not held invalid or unenforceable.
11.10	SECTION HEADINGS, CONSTRUCTION
     The headings of Sections in this Agreement are provided for convenience only and will not affect the construction or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.
11.11	GOVERNING LAW
     This Agreement will be governed by the laws of the Commonwealth of Virginia without regard to conflicts of law principles, except that Ohio law shall govern all corporate organizational and governance issues with respect to TOG and Section 5.1 and 6.3 of this Agreement.
11.12	COUNTERPARTS
     This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

     The parties have executed and delivered this Agreement as of the date first written above.

Buyer: O’Gara Virginia, Inc.
By:	/s/ Wilfred T. O’Gara
Title: President and CEO

TOG The O’Gara Group, Inc.
By:	/s/ Wilfred T. O’Gara
Title: President and CEO

Seller VIR Rally, LLC
By:	/s/ Harvey Siegel
Title: Managing Member

The Principals are joining in the execution of this Agreement solely to be bound by the terms of Sections 5.1, 5.7 and 11.4 of this Agreement.

Principals
/s/ Connie Lee Greene Nyholm
Connie Lee Greene Nyholm

/s/ Harvey Siegel
Harvey Charles Siegel

Note: The registrant has omitted the following schedules, exhibits and similar attachments to this agreement pursuant to Item 601(b)(2) of Regulation S-K and agrees to furnish supplementally a copy of any omitted schedule, exhibit or similar attachment to the Securities and Exchange Commission upon request.
Exhibit 1 — Facilities
Exhibit 2.1(a) — Assets
Exhibit 2.1(a)(iii) — Executory Contracts
Exhibit 2.1(d) — Excluded Assets
Exhibit 2.3 — Assumed Liabilities
Exhibit 2.5(a) — Operating Agreement/Lease
Seller’s Disclosure Schedule
Schedule 3.2 — Business
Schedule 3.3 — Authority; No Conflict
Schedule 3.4 — Capitalization
Schedule 3.6 — Books and Records
Schedule 3.7 — Title to Properties; Encumbrances
Schedule 3.8 — Condition and Sufficiency of Assets
Schedule 3.12 — Employee Benefits
Schedule 3.13 — Compliance with Laws; Governmental Authorization
Schedule 3.14 — Legal Proceedings
Schedule 3.15 — Absence of Certain Changes and Events
Schedule 3.16 — Contracts; No Defaults
Schedule 3.17 — Insurance
Schedule 3.18 — Environmental Matters
Schedule 3.19 — Employees
Schedule 3.20 — Labor Relations
Schedule 3.21 — Intellectual Property
Schedule 3.23 — Relationships with Related Persons
Schedule 3.24 — Brokers or Finders
Schedule 3.25 — Deposit Accounts
Schedule 3.28 — No Undisclosed Liabilities
Schedule 7.3 — Required Consents
Disclosure Schedule of The O’Gara Group, Inc.
Schedule 4.1 — Organization and Good Standing
Schedule 4.2 — Authority; No Conflict
Schedule 4.3 — Capitalization